Exhibit 4.25

SKILLFUL CRAFTSMAN EDUCATION TECHNOLOGY LIMITED

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province, PRC 214000

13 Dec，2024

Dear Dawei Chen

We are pleased to confirm the compensation for your service as the Chief Financial Officer (CFO) of Skillful Craftsman Education Technology Limited (the “Company”) from October 1, 2024 to Sep 30, 2025.

Position: Chief Financial Officer (CFO)

Location: Shenzhen, China

Total Compensation Package:

Base Salary: An annually base salary of 60,000 USD. Base salaries are reviewed annually. Equity Grant: You will be granted 90,000 ordinary shares of the Company that are not registered with SEC and will be vested on September 1, 2025, subject to your remaining in the continuous service of the Company or its affiliates on such date. Upon the vesting of such shares, the Company shall issue the shares to you promptly following the vesting date to which the shares are subject, but in no event later than 60 days following such date.

Responsibilities:

As our CFO, you will be responsible for overseeing the financial operations of the company, providing strategic financial guidance, and ensuring the organization’s fiscal health. In addition to those listed in your employment agreement, your key responsibilities will include but are not limited to:

●	Leading financial planning and analysis to drive effective decision-making.
●	Developing and implementing financial strategies to support business growth.
●	Managing budgeting, forecasting, and financial reporting processes.
●	Collaborating with cross-functional teams to optimize operational efficiency.
●	Ensuring compliance with financial regulations and reporting requirements.
●	Building and managing a high-performing finance team.
●	Qualifications:

We believe that your leadership and expertise will contribute to our company’s continued success and growth. You will play a vital role in shaping the financial strategy and driving our company’s financial performance.

If you accept the compensation package listed above, please sign below.

Sincerely,

Bin Fu	Dawei Chen
Chairman of the Board	Chief Financial Officer

Shaowei Zhang
Chairman of the Compensation Committee

Tel: (86) 0510 81805788
Floor 4, Building 1, No. 311, Yanxin Road
Huishan District, Wuxi
Jiangsu Province, PRC 214000